EXHIBIT 99.1

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Rodger W. Smith 1-800-451-1294

FOR IMMEDIATE RELEASE

Callon Petroleum Company suspends development of their jointly owned Entrada Field

Natchez, MS (November 26, 2008) – Callon Petroleum Company (NYSE: CPE) announced today that the Company has decided to suspend operations underway to develop the Entrada Field located on the Garden Banks 782 Block in the deepwater of the Gulf of Mexico. The Entrada Field is owned 50% by a subsidiary of Callon, which is the operator.

The Company drilled the GB 782 # 3 well to a total depth of 21,100 feet and the well needs to be sidetracked back toward the original GB 782 #2 discovery well. The significantly higher than expected costs incurred to date and commodity prices which have declined to less than half of their levels when development operations began in mid-2008, has resulted in a serious decline in project economics. After reviewing all of these factors, the Company has decided to suspend development efforts.  Under current economic conditions the Company does not anticipate returning to the project.

“We are extremely disappointed that we have been forced to make this difficult decision as we had high hopes for the Entrada Field” said Fred Callon, Chairman and CEO. “The current financial climate is extremely difficult and presents a significant challenge for a company of Callon’s size to absorb continuing cost increases of this magnitude while commodity prices continue to fall. We will continue to be an active participant in the Gulf of Mexico Region as we seek to build the company”.

Callon Petroleum Company is engaged in the exploration, development, acquisition and operation of oil and gas properties primarily in the Gulf Coast region.

It should be noted that this news release contains projections and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  These projections and statements reflect the company’s current views with respect to future events and financial performance.  No assurances can be given, however, that these events will occur or that these projections will be achieved and actual results could differ materially from those projected as a result of certain factors.  Some of the factors which could affect our future results and could cause results to differ materially from those expressed in our forward-looking statements are discussed in our filings with the Securities and Exchange Commission, including our Annual Reports on Form 10-K, available on our website or the SEC’s website at www.sec.gov.